Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-226450
Supplementing the Preliminary
Prospectus Supplement dated August 13, 2018
(To Prospectus dated July 31, 2018)

Pricing Term Sheet

$1,500,000,000

zoetis

Zoetis Inc.

$300,000,000 Floating Rate Notes due 2021
$300,000,000 3.250% Senior Notes due 2021
$500,000,000 3.900% Senior Notes due 2028
$400,000,000 4.450% Senior Notes due 2048

August 13, 2018

Issuer:	Zoetis Inc.			
Title:	Floating Rate Notes due 2021	3.250% Senior Notes due 2021	3.900% Senior Notes due 2028	4.450% Senior Notes due 2048
Principal Amount:	$300,000,000	$300,000,000	$500,000,000	$400,000,000
Maturity Date:	August 20, 2021	August 20, 2021	August 20, 2028	August 20, 2048
Interest Payment Dates:	February 20, May 20, August 20 and November 20, commencing November 20, 2018	February 20 and August 20, commencing February 20, 2019	February 20 and August 20, commencing February 20, 2019	February 20 and August 20, commencing February 20, 2019
Coupon:	-	3.250%	3.900%	4.450%
Benchmark Treasury:	-	2.750% UST due August 15, 2021	2.875% UST due August 15, 2028	3.125% UST due May 15, 2048
Benchmark Treasury Price and Yield:	-	100-05+ / 2.690%	100-00+ / 2.873%	101-19 / 3.043%
Spread to Benchmark Treasury:	-	+60 bps	+105 bps	+145 bps
Spread to Base Rate:	+44 bps	-	-	-
Interest Determination Date:	Second London business day preceding the applicable interest reset date	-	-	-
Interest Rate Basis:	Three-month LIBOR	-	-	-
Interest Reset Dates:	February 20, May 20, August 20 and November 20	-	-	-

Price to Public:	100.000% of the principal amount	99.887% of the principal amount	99.811% of the principal amount	99.295% of the principal amount
Yield to Maturity:	-	3.290%	3.923%	4.493%
Make-whole Redemption:	-	+10 bps	+20 bps	+25 bps
Par Call:	-	-	On or after May 20, 2028	On or after February 20, 2048
Day Count Fraction:	Actual/360	30/360	30/360	30/360
CUSIP/ISIN:	98978VAR4 / US98978VAR42	98978VAQ6 / US98978VAQ68	98978VAN3 / US98978VAN38	98978VAP8 / US98978VAP85
Denominations:	$2,000 and integral multiples of $1,000			
Ratings of the Notes*:	Baa1 / BBB (Moody's /S&P)			
Trade Date:	August 13, 2018			
Settlement Date:	August 20, 2018 (T+5)			
Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated MUFG Securities Americas Inc. BNP Paribas Securities Corp. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. TD Securities (USA) LLC			
Senior Co-Managers:	Rabo Securities USA, Inc. Standard Chartered Bank**			
Co-Managers:	Loop Capital Markets LLC Wells Fargo Securities, LLC			

*The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

**Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as result of this communication being sent by Bloomberg or another email system.

2